Exhibit 5.1

June 29, 2020 Envestnet, Inc. 35 East Wacker Drive, Suite 2400 Chicago, Illinois 60606	Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Envestnet, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 301,469 shares of the Company’s common stock, par value $0.005 per share (the “Shares”), issuable pursuant to the Envestnet, Inc. 2019 Acquisition Equity Incentive Plan (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of Illinois and our opinions expressed herein are limited solely to the laws of the State of Illinois and the corporate laws of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

The opinions expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Mayer Brown LLP

ESB:CMM

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